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                                                                    EXHIBIT 10.9


                           INSTINET GROUP INCORPORATED
                               THREE TIMES SQUARE
                            NEW YORK, NEW YORK 10036

                                                                    June 9, 2002

Matthew Andresen
25 Broad Street, #17F
New York, NY  10004

Dear Matt:

                  Reference is made to (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, among Instinet Group Incorporated ("Instinet"), Instinet Merger Corporation and Island Holding Company, Inc. (together with any successor or assign thereto, "Island Holding") and (ii) the Employment Agreement (the "Employment Agreement"), dated as of June 19, 2001, between you and Island ECN, Inc. ("Island"). Capitalized terms used and not defined herein shall have the respective meaning ascribed thereto in the Merger Agreement or the Employment Agreement, as applicable.

                  As provided in the Merger Agreement, it is a condition to Instinet's willingness to enter into the Merger Agreement that you agree to the provisions set forth in this letter agreement, including, without limitation, the interpretation of certain terms of the Employment Agreement and your waiver of certain of your rights under the Employment Agreement. Accordingly, to induce Instinet to enter into the Merger Agreement and consummate the transactions contemplated thereby and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you and Instinet hereby agree, effective as of the date hereof but (except with respect to paragraph III below) subject to consummation of the Merger, as follows:

I. INTERPRETATION.

                  You hereby acknowledge and agree that any change or alteration to your title, position, duties, status, authority or responsibilities and the transfer of your employment from Island to Instinet resulting from or made in connection with or in contemplation of the consummation of the transactions contemplated by the Merger Agreement or the integration of the businesses of Instinet and Island Holding thereafter will not constitute "Good Reason" as defined in or for any purpose under the Employment Agreement.

II WAIVER OF CERTAIN RIGHTS.

                  You hereby acknowledge and agree that you will not, and you hereby waive any all of your rights under the Employment Agreement to, resign from your employment with Instinet, Island Holding or any of their respective subsidiaries or affiliates, other than Datek Holdings Corp. ("Datek") (collectively (excluding Datek), the "Instinet Group") with or without Good Reason at any time after the date hereof, including, without limitation, following
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consummation of the transactions contemplated by the Merger Agreement, and in connection with or as a result of such resignation be entitled to receive any severance compensation, benefit, right or other entitlement pursuant to Paragraph (B)(3) of Schedule I to the Employment Agreement or otherwise. Notwithstanding the foregoing, subject to execution of a definitive employment agreement by and between you and Instinet, as contemplated below, you will be entitled to the severance compensation and benefits set forth in such agreement in the event of your resignation from Instinet for "good reason," as defined therein, if, to the extent and under the circumstances, if any, and in the amounts provided therein.

III EXECUTION OF INSTINET EMPLOYMENT AGREEMENT.

                  You hereby covenant, acknowledge and agree that the summary of principal terms attached hereto as Exhibit A (the "Summary") sets forth your understanding of the principal terms of your compensation and employment arrangements with Instinet effective as of the Effective Time and that, promptly following the date hereof, you and Instinet will negotiate in good faith and execute a definitive employment agreement with Instinet, which agreement will be based on the Instinet standard form of senior executive employment agreement previously provided to you and will include the terms set forth in such Summary. You further understand and agree that the terms set forth in the Summary are intended to be legally binding upon you and Instinet until such terms are superceded upon the execution of such definitive employment agreement by you and Instinet.

                  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

                  Please confirm your agreement to all of the terms and provisions of this side letter, including Schedule A and Exhibit A hereto, by signing and dating the enclosed copy of this letter agreement and returning such executed copy to Instinet.


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                                      Very truly yours,


                                      Instinet Group Incorporated

                                      By:      /s/ Mark Nienstedt
                                          ----------------------------------
                                          Name:  Mark Nienstedt
                                          Title: Chief Executive Officer


Acknowledged, Accepted and Agreed as of this 9th day of June, 2002:

By: /s/ Matthew Andresen
    ----------------------------
Name:  Matthew Andresen


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                                                                       Exhibit A

                          Summary of Principal Terms of
                    Employment Arrangements for Matt Andresen


Title:                     [To come] of Instinet Group Incorporated ("Instinet")

Reporting                  To the Chief Executive Officer of Instinet
Responsibilities:

Annual Salary:             $350,000

Annual Bonus:              Target bonus for 2002 (pro rated from closing) and
                           2003 of $1.4 million, based upon achievement of financial targets and performance goals established by the Compensation Committee of Instinet (the
                           "Committee"), after consultation with the CEO. In any event, Executive will be entitled to a guaranteed minimum bonus for 2002 of $700,000 (pro-rated as described above) and any bonus payable by Island, as approved by the Island Compensation Committee, for the portion of the 2002 year preceding the closing, as pro-rated for such portion of the 2002 year.

Long-Term                  On the date of the closing of the merger (the
Compensation;              "Closing Date"), Executive will receive a one-time
Instinet Option            special retention grant of options to purchase
Grants:                    150,000 Instinet shares, at an exercise price per
                           share equal to the closing price of such shares on the last trading day prior to the Closing Date.(1)
                           Subject to Executive's continued employment, 25% of the special retention options will become vested on the one year anniversary of the Closing Date and the remaining 75% will become vested in 36 equal increments, on each monthly anniversary of the Closing Date, beginning with the thirteen month anniversary of the Closing Date. All other terms of the special options will be governed by the Instinet
                           2000 Stock Option Plan (the "Option Plan").

                           (1) Note that the number of option shares has been established after giving effect to the extraordinary cash dividend to be declared prior to the closing of the Island Holding transaction and the exercise price will be determined based on the market price for Instinet shares after the record date, which will also reflect the effects of the dividend.

                           Executive will be eligible for annual option grants under the Option Plan, beginning in February 2003, for such number of options as may be determined by the Committee, commensurate with Executive's position.


-------------------------
(1) Note that the number of option shares has been established after giving effect to the extraordinary cash dividend to be declared prior to the closing of the Island Holding transaction and the exercise price will be determined based on the market price for Instinet shares after the record date, which will also reflect the effects of the dividend.

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                           Note that, upon a change in control of Instinet,
                           options granted under the Option Plan continue to vest in accordance with their existing vesting schedule, subject to acceleration in the event of a subsequent termination without cause or resignation for good reason.

Employee Benefits:         Executive to participate in all employee and
                           executive benefit plans maintained by Instinet for its executives.

Treatment of Island        All options to purchase Island Holding shares
Holding Options:           currently held by Executive will continue in
                           accordance with their current terms, as converted into options to purchase Instinet shares in accordance with the Merger Agreement.

Treatment of               Datek SARs in respect of Datek Shares to be retained
Datek SARs in              by Executive in accordance with their current terms,
respect of Datek           which include accelerated vesting and exercisability
Shares:                    in the event of a Datek change in control or IPO
                           under certain circumstances.

Lock-Up: Executive would be precluded from selling more than 150,000 Instinet shares during the 12 month period following the closing of the merger (including those purchased upon exercise of any options).

Consequences of               -        Eighteen months' salary;
Termination without
Cause or Resignation          -        150% of "average bonus" (based on
for Good Reason                        average of prior three years'
(subject to delivery                   bonuses);
of general release):
                              -        continued vesting of options
                                       (including special retention
                                       options and converted Island
                                       Holding options) over the eighteen
                                       month severance period and
                                       exercisability of vested options
                                       during severance period and for 30
                                       days following the expiration
                                       thereof;

                              -        eighteen months' medical benefits;

                              -        pro rata bonus for year of
                                       termination (based on target bonus
                                       for that year); and

                              -        expiration of lock-up on sales of
                                       Instinet shares on termination
                                       without cause. Compensation
                                       Committee may waive lock-up in
                                       whole or in part on a resignation
                                       for good reason.

Definition of              Executive would be required to acknowledge that the
Good Reason:               merger and change in his position do not constitute
                           good reason under his existing agreement. Note that Executive will also be required to waive any right to resign within six months following the merger and receive severance.

                           Going forward, good reason would include material diminution in position,

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                           duties, etc., material decrease in base pay or
                           relocation.


Non-Compete/               In case of termination without cause or resignation
Non-Solicit, etc.:         for good reason: 18 months following termination
                           (i.e., severance pay-out period); in all other cases, 12 months following termination.

Parachute Tax              None.
Reimbursement
and Gross-Up:

Compensation              Instinet and Executive will negotiate in good faith
Committee                 the terms of a definitive employment agreement to be
Approval;                 executed by Instinet and Executive, which definitive
Definitive                employment agreement will contain all of the
Documentation:            provisions herein and will be based upon the Instinet
                          standard form of senior executive employment agreement.


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